Mail Stop 0407
      						May 6, 2005

Via U.S. Mail and Fax (507) 625-9191

Mr. David A. Christensen, Chief Financial Officer
Hickory Tech Corporation
221 East Hickory Street,
P.O. Box 3248
Mankato, MN 56002

	RE:	Hickory Tech Corporation
      Form 10-K for the fiscal year ended December 31, 2004
		File No. 0-13721

Dear Mr. Christensen:

      We have completed our review of the above filing and do not, at this time, have any further comments.


							Sincerely,



							Larry Spirgel
							Assistant Director


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